Exhibit 99.2

Press Release	Source: Patriot Scientific

Patriot Scientific Retains Ibis Consulting Group to Launch Outreach Program to Institutional Investors

Monday July 21, 5:21 pm ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific (OTCBB:PTSC) announced today that it has retained Ibis Consulting Group (http://www.ibisnest.com) of Newport Beach, California as their new Investor Relations firm effective August 1. Ibis will be responsible for driving a proactive investor relations program aimed at new equity fund investors, both in the US and globally.

“Ibis has a strong track record of success in introducing companies such as ours to institutional investors driving long term institutional shareholders of Patriot. I am very pleased to partner with Ibis to communicate Patriot’s exciting and evolving transition story,” said Patriot President and CEO Rick Goerner.

Working together with the Patriot management team, Ibis believes it will be able to garner a broad US and European institutional exposure that will provide stability and growth in the Patriot share price as the company continues to expand beyond its successful licensing program of the MMP™ Portfolio into, once again, an operating company through its M&A activity.

The Ibis team has a history of identifying and developing relationships with institutions across the US and Europe which are looking for small emerging companies in which to allocate their resources. These efforts will be instrumental in getting the kind of exposure necessary for Patriot to obtain analyst coverage and make the transition from the OTC market to a broader traded exchange.

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.patriotscientific.com.

About the MMP™ Portfolio

The Moore Microprocessor Patent™ Portfolio contains intellectual property that is jointly owned by publicly-held Patriot Scientific Corporation (OTCBB:PTSC) and the privately held The TPL Group. The MMP™ Portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is widely recognized that the MMP™ Portfolio protects fundamental technology used in microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. Manufacturers of microprocessor-based products can learn more about how to participate in the MMP™ Portfolio Licensing Program by contacting: mmp-licensing@alliacense.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:

For Patriot Scientific, Carlsbad
Investor Relations
Hawk Associates Inc.
Frank Hawkins, 305-451-1888
patriot.scientific@hawkassociates.com
http://www.hawkassociates.com